Exhibit 99.1

Westwater Resources enters into a common stock purchase agreement with Aspire Capital Fund

For up to $22 million with an initial purchase of $2 million priced at $1.40

CENTENNIAL, Colo., September 27, 2017 – Westwater Resources, Inc. (Nasdaq: WWR; ASX: WWR), an energy metals exploration and development company, is pleased to announce that it has entered into a common stock purchase agreement with Aspire Capital Fund, LLC.  During the 30-month term of the agreement, Aspire Capital has committed to purchase, at the Company’s request, up to $22 million in the aggregate of Company’s common stock (or such lesser amount as the Company may determine), at prices based on the market price at the time of each sale.  Upon the execution of the agreement, the Company issued 880,000 common shares to Aspire Capital as a commitment fee.  There were no underwriting discounts or placement agent fees. There is no hedging and no warrants, derivatives, or other share classes associated with this agreement.  Upon commencement of the agreement, the Company sold to Aspire Capital 1,428,571 shares at $1.40 per share for proceeds of $2,000,000.  The Company intends to use the net proceeds from this transaction for general corporate purposes, which may include technical studies, restoration commitments, capital expenditures and working capital.

Christopher M. Jones, President and Chief Executive Officer, said, “Our Company has a strong and long-standing relationship with Aspire Capital that allows for financial deals with favorable terms in a market where capital is otherwise difficult and expensive to obtain. We have the right to control the timing and amount of common stock being sold, therefore, over the next thirty months we can sell stock to Aspire Capital opportunistically.”

The securities are being registered by the Company pursuant to a shelf registration statement (File No. 333-216243), which was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on March 9, 2017.

This news release does not and shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which, or to any person to whom, such offer, solicitation or sale is unlawful. Details of the stock purchase agreement will be filed with the SEC on Form 8-K.

About Westwater Resources

WWR (formerly known as Uranium Resources, Inc.) is focused on expanding its energy metals strategy, which includes developing its new lithium business while maintaining optionality in the case of a future rising uranium price.

The Company is pursuing lithium exploration and development projects that leverage our broad base of hydrogeological, well field engineering and hydrometallurgical expertise in the Western United States. This effort has expanded and diversified our portfolio of assets for a geopolitically balanced and complementary energy metals business to build shareholder value.  Since the second half of 2016, the Company has identified and acquired three high potential lithium brine exploration projects:

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The Columbus Basin Project in western Nevada, near the only producing lithium mine in the United States, and where the Company is currently executing an exploration drilling program with results expected in Q4 2017.

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The Railroad Valley Project in east-central Nevada.

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The Sal Rica Project in northwestern Utah.

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With large battery manufacturing facilities, such as Tesla’s “Gigafactory” near Reno, Nevada, the Company’s three lithium projects are at the epicenter of lithium brine development, production and consumption in the United States.

As well, Westwater Resources controls extensive uranium mineral holdings in New Mexico and Texas, USA and a near term, low operating cost development project in the Republic of Turkey. In addition, WWR owns the Rosita and Kingsville Dome uranium processing facilities in Texas, both of which are licensed for production.

About Aspire Capital Fund, LLC

Aspire Capital is a Chicago based institutional investor that takes a fundamental investment approach and invests in a wide range of companies and industries emphasizing life sciences, energy and technology.

Cautionary Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing events or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to developments at the Company’s projects, including future exploration costs and results, future demand for and price of uranium and lithium, the use of proceeds from the agreement with Aspire, and the Company’s liquidity, including future capital markets and disposition activities, are forward-looking statements.  Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties.  These risk factors and uncertainties include, but are not limited to, (a) estimated or expected net cash used in operations, mineral property expenses, general and administrative expenses, net loss, and cash and working capital positions for the twelve months ended December 31, 2017; (b) the Company’s ability to raise additional capital in the future; (c) spot price and long-term contract price of uranium and lithium; (d) risks associated with our foreign operations; (e) operating conditions at the Company’s projects; (f) government and tribal regulation of the uranium industry, the lithium industry, and the power industry; (g) world-wide uranium and lithium supply and demand, including the supply and demand for lithium-based batteries; (h) maintaining sufficient financial assurance in the form of sufficiently collateralized surety instruments; (i) unanticipated geological, processing, regulatory and legal or other problems the Company may encounter in the jurisdictions where the Company operates, including in Texas, New Mexico, Utah, Nevada and Republic of Turkey; (j) the ability of the Company to enter into and successfully close acquisitions or other material transactions;  (k) the results of the Company’s lithium brine exploration activities at the Columbus Basin, Railroad Valley and Sal Rica Projects; (l) the ability of the Company to negotiate an extension on the Cebolleta lease and (m) other factors which are more fully described in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

Westwater Resources Contact:
Christopher M. Jones, President and CEO	Jeff Vigil, VP Finance and CFO
303.531.0480	303.531.0481

Email: Info@WestwaterResources.net

Website: www.WestwaterResources.net

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